Exhibit 99.2

October 20, 2004

                           Press Release

Kentucky Bancshares Inc, parent company of Kentucky Bank, reported a 25.2% increase in earnings for the third quarter of 2004. The company earned $1,579,000 for the quarter ended September 30, or $.57 per share, compared to $1,262,000 for last year, or $.45 per share.

Year to date earnings of $4,168,000, or $1.49 per share, are 15.3% ahead of the same period last year.

A stock repurchase transaction completed during the third quarter reduced the number of shares outstanding and increased earnings per share.

Kentucky Bank has moved up in the size rankings. It ranks 11th largest among 218 banks in the state. Headquartered in Paris, Kentucky Bank also has offices in Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and North Middletown.